Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-60763, 333-80317, 333-87673, 333-93457, 333-33170, 333-41110, 333-49158, 333-49680, 333-51632, 333-53492, 333-58498, 333-58574, 333-67702, 333-71338, 333-90862, 333-107882, 333-114405, 333-116877, 333-117866, 333-119553, Form S-4 No. 333-112997, and Form S-3 Nos. 333-90903, 333-112998, 333-114382, 333-119552) of our reports dated February 25, 2004 with respect to the consolidated financial statements and financial statement schedule of Broadcom Corporation, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Broadcom Corporation, included in this Annual Report on Form 10-K for the year ended December 31, 2004.

                                    /s/ ERNST & YOUNG LLP

Orange County, California
February 25, 2005